Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of June 3, 2008, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and W. Nicholas Howley (the “Executive”) and is effective as of April 25, 2008 (the “Effective Date”).

RECITALS:

WHEREAS, the Executive is a party to an employment agreement with TransDigm Holding Company dated as of June 6, 2003, as amended pursuant to an amendment dated as of February 24, 2006 (the “Prior Employment Agreement”); and

WHEREAS, the term under the Prior Employment Agreement expires July 23, 2008; and

WHEREAS, the Company and the Executive would like to continue the Executive’s employment with the Company on the terms set forth herein; and

WHEREAS, TransDigm Holding Company was merged into TransDigm Inc., a wholly owned subsidiary of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 4(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or (iii) the Executive’s conviction of, or pleading “guilty” or “ no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries.

(d) “Change in Control” shall mean the occurrence of an event described in (i), (ii), (iii), (iv) or (v) below:

(i) A change in ownership or control of the Company after the Effective Date effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission), including by way of merger, consolidation or otherwise, whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

(ii) The individuals who, as of Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iv) The consummation of a complete liquidation or dissolution of the Company.

(v) The consummation of a sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.

(f) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(g) “Company” shall have the meaning set forth in the preamble hereto.

(h) “Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.

(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.

(j) “Disability” shall mean the inability of the Executive to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.

(k) “Effective Date” shall have the meaning set forth in the first paragraph hereof.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, position, duties or responsibilities (including reporting responsibilities), without his prior written consent, (ii) a reduction of the Executive’s Annual Base Salary or annual bonus opportunity without his prior written consent, (iii) Executive is not re-elected to the Board, (iv) the Company requires the Executive, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or (vi) any material breach of this Agreement by the Company. In addition to the foregoing, the term “Good Reason” shall also be deemed to exist if the requirements of clauses (i) and (ii) below are met:

(i) Any of the following events occurs:

(A) There is a change in Executive’s title, position, duties or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities that are provided for under this Agreement;

(B) The Executive is assigned any duties or responsibilities which are inconsistent with his title, position, duties or responsibilities that are provided for under this Agreement; or

(C) There is a reduction of the Executive’s aggregate cash compensation (including bonus opportunities), or a change in Executive’s benefits such that following such change, Executive’s benefits are not substantially comparable to those to which he was entitled immediately prior to such change, in each case without his prior written consent.

(ii) The event described in clause (i) above occurs under any of the following circumstances:

(A) Within the one year period following a Change in Control,

(B) Prior to the date of a Change in Control, at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or

(C) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed.

(o) “Notice of Termination” shall have the meaning set forth in Section 5(b).

(p) “Option Agreements” shall mean the written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under the Option Plan.

(q) “Option Plan” shall mean any option plan adopted or maintained by the Company for employees generally.

(r) “Options” as of any date of determination shall mean options held by the Executive as of such date to purchase Common Stock of the Company.

(s) “Payment Period” shall have the meaning set forth in Section 6(b)(i).

(t) “Term” shall have the meaning set forth in Section 2.

2. Employment. The Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the fifth anniversary thereof unless earlier terminated as provided in Section 5; provided, however, that unless so earlier terminated or unless the Executive or the Company shall give written notice to the other of his or its intention not to renew this Agreement no less than sixty days prior to the scheduled expiration thereof, upon the fifth anniversary of the Effective Date, this Agreement shall automatically be renewed for an additional one year period.

3. Position and Duties. During the Term, the Executive shall serve as the Chairman and Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees (provided, that without such prior consent of the Board, the Executive shall, subject to the limitation set forth below, be permitted to continue to serve as a member of the board of directors (or board of trustees) or as a committee member, as the case may be, of Polypore, Inc., Satair A/S, St. Martin de Porres, Gilmour Academy and the Rock and Roll Hall of Fame), and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.

4. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate that is no less than $550,000 per annum (the “Annual Base Salary”), payable in accordance with the Company’s normal payroll practices. The rate of the Annual Base Salary shall be reviewed by the Compensation Committee on or prior to each anniversary of the Effective Date during the Term and may be increased, but not decreased, upon such review.

(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the Effective Date.

(c) Options. Within 60 days following the approval of an amendment to the 2006 Stock Incentive Plan of the Company as contemplated by this Section 4(c), the Company shall grant the Executive Options to purchase 800,000 of the shares in accordance with the incentive stock option program adopted by the Board of Directors on April 25, 2008 (with the modifications therefrom set forth on Exhibit A) under the Company’s 2006 Stock Incentive Plan; provided, however, that if the stockholders of the Company do not approve an amendment to the Company’s 2006 Stock Incentive Plan increasing the amount of shares of common stock available for issuance thereunder as approved by the Board of Directors on April 25, 2008, then the term “first anniversary” shall substituted for the term “fifth anniversary” wherever such term is referenced in Section 2 of this Agreement.

(d) Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto or any other long-term incentive plan implemented by the Company.

(e) Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).

(f) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.

(g) Vacation Pay. The Executive shall be entitled to an amount of annual vacation days per year, and to compensation in respect of earned but unused vacation days, in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date.

(h) Automobile. During the Term, the Company shall provide the Executive with an annual automobile allowance at a rate not less than that in effect as of the Effective Date.

(i) Club Membership. During the Term, the Company shall pay on behalf of the Executive, or reimburse the Executive for, annual membership fees payable in connection with the Executive’s membership in one country club of the Executive’s choice.

(j) Tax and Financial Planning Assistance. During the Term, the Company shall, upon submission of proper documentation, pay on behalf of the Executive, or reimburse the Executive for, reasonable expenses incurred for professional assistance in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per annum.

5. Termination.

(a) The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.

(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(iv) Resignation for Good Reason. The Executive may resign his employment hereunder for Good Reason.

(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(vi) Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of Termination for Cause pursuant to Section 5(a)(iii), the Executive shall have the right, if the basis for such Cause is curable, to cure the same within 15 days following the Notice of Termination for Cause, and Cause shall not be deemed to exist if the Executive cures the event giving rise to Cause within such 15-day period. In the event of Termination by the Executive for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 15 days following the Notice of Termination for Good Reason, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 15-day period. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6. Severance Payments.

(a) Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive and an amount for accrued but unused sick days and vacation days. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.

(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Section 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall do all of the following:

(i) The Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement, the Severance Amount is equal to the sum of:

(A) 2.0 times his Annual Base Salary, and

(B) 2.0 times the greater of (I) the total of all bonuses paid (or payable) to Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g. a transaction related bonus), or (II) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.

The Severance Amount as so determined shall be payable to Executive (or his beneficiary) in substantially equal installments over the 24 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.

(ii) The Company shall offer to Executive continuation of any health plan coverage of Executive in accordance with the requirements of applicable law (e.g. “COBRA coverage” under the Employee Retirement Income Security Act of 1974), at a monthly cost to Executive that is not greater than the monthly cost that Executive is being charged for of such coverage or coverages as of the Date of Termination. The Company may require Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and Executive’s COBRA coverage may be terminable in accordance with applicable law.

(iii) Notwithstanding the foregoing, in the event that the Company, in good faith, and based upon clear and compelling written evidence, determines that, at any time during the Payment Period, Executive is in material breach of his obligations under Section 7 hereof, upon written notice to Executive, the Company shall be entitled to suspend payment of the Severance Amount, pending final determination of breach by a court of competent jurisdiction. In the event such court finally determines the occurrence of a material breach, the Company shall be entitled to retain any portion of the Severance Amount then unpaid, and the Company shall have no further obligation with respect thereto. If instead, such court finally determines that no such material breach occurred, upon such determination the Company shall promptly pay Executive the full amount of any portion of the Severance Amount that was not retained by the Company during such suspension of payment, plus an amount of interest equal to the prime rate (as reported in The Wall Street Journal on the date prior to the date of payment) plus two percent (2%), and shall also reimburse Executive for his court costs and attorney fees.

(c) Benefits Provided Upon Termination of Employment. If Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, Executive shall nevertheless be entitled to receive all of the payments and benefits that Executive is entitled to receive under this on account of his termination of employment. However, the payments and benefits that Executive is entitled to under this Agreement shall not be provided to Executive until such time as Executive has incurred a “separation from service” within the meaning of Code Section 409A.

(d) Specified Employee Status Under Section 409A. Furthermore, notwithstanding any provision of the Agreement to the contrary, if the Executive is a “specified employee” (as defined by Code Section 409A) at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service).

The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive within the 6 month period following the date of the Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e. payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).

7. Competition; Nonsolicitation.

(a) During the Term and, following any termination of Executive’s employment for any reason, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall be subject to the following restrictions:

(i) The Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.

(ii) The Executive shall not render services to any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that are designed to advise, assist or otherwise enable such person, firm, corporation, partnership or business to acquire the stock of, an interest in, or the assets of, another corporation or business operation that, within the 24 month period preceding the Date of Termination, the Company has actively pursued, or had demonstrable plans to pursue, as an acquisition target.

(b) During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its direct or indirect subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.

(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8. Nondisclosure of Proprietary Information.

(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its direct and indirect subsidiaries, including, without limitation, information with respect to the Company’s and such subsidiaries’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its direct and indirect subsidiaries (and any successor or assignee thereof).

(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its direct and indirect subsidiaries’ customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

10. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a) If to the Company, to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3710

Cleveland, Ohio 44114

Attention: Corporate Secretary

with copies to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3710

Cleveland, Ohio 44114

Attention: Chair, Compensation Committee

and

Baker & Hostetler LLP

3200 National City Center

1900 East Ninth Street

Cleveland, Ohio 44114

Attention: Diane Chapman, Esq.

(b) If to the Executive, to him at the address set forth below under his signature with a copy to:

Dominic V. Perry & Associates

631 W. St. Clair Avenue

Cleveland, Ohio 44113

Attention: Dominic V. Perry, Esq.

or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 15.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16. Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Option Plan and the Option Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Prior Employment Agreement and any plans and agreements referenced therein. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. From and after the Effective Date, this Agreement shall supersede the Prior Employment Agreement, except for any rights or obligations which survive pursuant to Section 10 thereof.

17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and authorized on behalf of the Company by the Compensation Committee. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration

Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

20. Indemnification and Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term and for a reasonable period of time thereafter (which period shall not be less than five years) for the benefit of the Executive (in his capacity as a current or former officer and director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Executive with respect to all periods during the Term.

21. Legal Expenses. The Company shall pay the Executive’s reasonable fees and costs incurred in connection with the preparation and negotiation of this Agreement.

22. Personal Use of Company Aircraft. The Executive shall be permitted to use an aircraft owned by the Company or used by the Company pursuant to a service agreement for personal purposes up to 12 times per year (round trip travel considered one use), provided there is no interference with the Company’s use of the aircraft for business purposes as outlined in the Company’s “Use of Company Aircraft” policy. Income will be imputed to the Executive for tax purposes with regard to such personal use of the Company’s aircraft at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Service, or as otherwise may be required under applicable law.

23. Post-Termination Assistance. The Executive agrees that, for a reasonable period after the Executive’s termination of employment for any reason, the Executive will assist the Company and its subsidiaries in defense of any claims that may be made against any of them, to the extent that such claims may relate to services performed by the Executive for any of them in connection with his employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed against the Company or any of its subsidiaries. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including reasonable travel expenses. The Company agrees to provide reasonable notice of its need for such assistance and compensation to Executive for such assistance at a rate equal to $500.00 per hour, based on the actual number of hours and quarter hours of assistance provided. Executive shall not be required to render more than 40 hours per month of assistance under this provision, but may elect to render more hours per month. The Executive also agrees to the extent not otherwise prohibited by law, to promptly inform the Company if asked to assist in any investigation of the Company or any of its subsidiaries that may relate to services performed by the Executive for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President, Chief Financial Officer and Secretary

EXECUTIVE

/s/ W. Nicholas Howley
W. Nicholas Howley

Address:

9725 Lake Shore Blvd.
Bratenahl, Ohio 44108

EXHIBIT A – OPTION AGREEMENT

OUTLINE OF OPTION AGREEMENT TERMS

Options to purchase 800,000 shares

Vesting per terms of the 2008 program

If Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i) of his Employment Agreement (death), Section 5(a)(ii) of his Employment Agreement (Disability), Section 5(a)(iv) of his Employment Agreement (Resignation for Good Reason) or Section 5(a)(v) of his Employment Agreement (Termination without Cause), vesting will continue after termination of employment as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest
Prior to 1st anniv of Effective Date	0%

On or after 1st anniv but prior to 2nd anniv of Effective Date	20%

On or after 2nd anniv but prior to 3rd anniv of Effective Date	40%

On or after 3rd anniv but prior to 4th anniv of Effective Date	60%

On or after 4th anniv but prior to 5th anniv of Effective Date	80%

On or after 5th anniv	100%

Percentage of remaining options permitted to vest will be spread ratably over the performance vesting schedule and time vesting schedule.